Exhibit 10.57

LOAN, SECURED CONVERTIBLE NOTE PURCHASE, AND SECURITY AGREEMENT

THIS LOAN, SECURED CONVERTIBLE NOTE PURCHASE, AND SECURITY AGREEMENT (the “Agreement”) is made and entered into as of June 27, 2020 (the “Effective Date”), between Mateon Therapeutics, Inc., a Delaware corporation and each of its subsidiaries, including, but not limited to Oncotelic Inc. and PointR Data Inc. (each, a “Subsidiary,” together the “Subsidiaries, and collectively, the “Company”), on the one hand, and Golden Mountain Partners, LLC, a California Limited Liability Company (“Purchaser”), on the other hand.

WHEREAS, Purchaser desires to purchase from Company and Company desires to sell to Purchaser, upon the terms and subject to the conditions of this Agreement, a secured convertible promissory note of the Company with a stated principal amount of Two Million United States Dollars ($2,000,000 USD); and

WHEREAS, in order to secure the payment of such note and the Company’s obligations thereunder and under this Agreement, Company has agreed to grant a first ranking security interest in favor of the Purchaser in certain of the Company’s assets.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and warranties and covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Note. Upon the terms and subject to the conditions of this Agreement , Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from Company a secured convertible promissory note with a stated principal amount of Two Million United States Dollars ($2,000,000 USD) in the forrrrattached hereto as Exhibit A (as may be amended or modified from time to time , the “Note”).

2. Security Interest; Financing Statement.

2.1. Security Interest; Collateral. To secure the payment of the Note promptly when due, and Company’s obligations under this Agreement and other Loan Documents (as defined in Section 4.3, below), Mateon Therapeutics , Inc. and each Subsidiary hereby grants, pledges, assigns, conveys, mo rtgages, and transfers to Purchaser a continuing and first ranking security interest in and lien on the Collateral. “Collateral” means all right, title and interest of Purchaser in, to and under all assets, properties and rights ofMateon Therapeutics, Inc. and each Subsidiary (including, without li m it ation, all personal and fixture property of the Mateon Therapeutics, Inc. and each Subsidiary) of every kind and nature, wherever located, whether now owned or hereafter acquired or arising, including, without li mit ation, all goods (including, without limitation, consumer goods, inventory, equipment and any accessions thereto), instruments (including, without limitation, promissory notes), documents, accounts (in cludin g, without limitation , receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tot1 claims, securities and all other investment property, supporting obligations, any other contract right or rights to the payment of money , insurance claims, general intangibles (including, without limitation, payment intangibles and intellectual property and rights therein), and all cash and non-cash proceeds of all of the foregoin g, and proceeds of proceeds.

2.2. Authorization to File Financing Statements. Mateon The rapeutics, Inc. and each Subsidiary hereby irrevocably authorizes Purchaser at any time and from time to time to file in any filing office in the appropriate UCC jurisdictions any initial financing and continuation statements and amendments thereto that:

(a) Identify the Collateral in the manner set forth in Section 2.1, above, or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the state or such jurisdiction; and

1

(b) Provide any other information required by Article 9 of the Uniform Commercial Code of the state or other jurisdiction for the filing of any financing or continuation statement or amendment, including (x) whether the Mateon Therapeutics, Inc. or a Subsidiary, as the case may be, is an organization, the type of organization identification number, if issued to Mateon Therapeutics, Inc. or a Subsidiary, respectively, and (y) in the case of a financing statement filed relating to fixtures, a sufficient description of real property to which the Collateral relates. Company and each Subsidiary shall furnish any such information to Purchaser promptly upon Purchaser’s request.

2.3. Covenant to Take Further Actions. Company shall give, execute, deliver, file and/or record any financing statement, notice , instrument, document, agreement or other papers requested by Purchaser (in its absolute and sole discretion) to create, preserve or perfect the security interest granted hereby or, after the occurrence of an Event of Default (as defined in the Note), to enable the Purchaser to exercise and enforce its rights hereunder with respect to such pledge and security, including without limitation, causing any or all of the Collateral to be transferred of record into the name of Purchaser or its designee.

3. Loan.

3.1. General Terms. Subject to the terms and conditions of this Agreement, Purchaser will lend Company the principal amount not to exceed $2,000,000, at a rate of interest as set forth in the Note until the maturity date thereof (the “Maturity Date”), at which time, all of the loan evidenced by the Note (the “Loan”) shall have been paid in full, including all principal, interes t, cost, expenses, attorneys’ fees, and other fees and charges relating to the Loan.

3.2. Disbursement. Purchaser will disburse the proceeds of the Note as set forth in Schedule 3.2, or as otherwise directed by Company as set forth therein and herein.

3.3. Use of Proceeds. Company will use the proceeds of the sale of Note according to the “use of proceeds” schedule attached hereto as Schedule 3.3.

3.4. Repayment. Subject to the terms and conditions hereof and as set forth in the Note , Company will repay the Loan with full repayment of principal and accrued interest on or befo re the Maturity Date in accordance with the Note. All indebtedness evidenced by the Note will be due and payable on the earlier of (a) an event of default under the Note (an “Event of Default”), or (b) the Maturity Date.

3.5. Interest Rate. Interest on the outstanding principal balance of the Loan from time to time outstanding shall accrue at the rate(s) and be payable as set forth in the Note.

4. Conditions Precedent. The obligation of Purchaser to make the Loan hereunder is subject to the following conditions precedent:

4.1. Closing. Company shall have delivered to Purchaser, pnor to the initial disbursement of the Loan (the “Closing”), the following:

(a)	the duly executed Note;

2

(b)	the duly executed Loan, Secured Convertible Note Purchase and Security Agreement;

(c)	the Forms UCC -1, as applicable;

(d)	a Guaranty duly executed by Vuong Trieu, PhD (the “Guaranty”); and

(e)	such other instruments and documents as Purchaser reasonably deems necessary to effect the transactions contemplated hereb y.

4.2. Documents Required for Each Disbursement. Company shall have delivered to Purchaser, prior to each disbursement of the Loan made by Purchaser subsequent to the Closing, an itemized and detailed invoice from Contract Research Organization IQVIA, detailing services to be performed with respect to the Clinical Trial (as defined in Schedule 3.3).

4.3. Certain Events. At the time of, and as a condition to, the Closing, and each disbursement of the Loan to be made by Purchaser at or subsequent to the Closing:

(a)	no Event of Default shall be have occurred and to be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would constitute an Event of Default;

(b)	no material adverse change shall have occurred in the business prospects, financial condition, or results of operations of Company since May 14, 2020 (the date of Company’s most recent filing of its Form 10-K annual report with the US Securities and Exchange Commission); and

(c)	this Agreement and all agreements and instruments related to or referred to herein (including, but not limited to, the Note, the Guaranty, and the UCC-1 filing(s)) (collectively, the “Loan Documents”) shall have remained in full force and effect.

5. Covenants of Company. From and after the Closing until the expiration of the Loan term (or as otherwise provided), the Company shall observe the following covenants:

5.1. Affirmative Covenants.

5.1.1. Payment and Performance. Company will duly and promptly pay and perform all of such Company’s liabilities and obligations to Purchaser in accordance with the terms and conditions of this Agreement and the other Loan Documents.

5.1.2. Certification. At any time and from time to time within ten (10) days following written request by Purchaser, the Company will certify to Purchaser, in such form and substance as are reasonably acceptable to Purchaser, that this Agreement and the other Loan Documents are unmodified and in full force and effect (or that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth the modi fications), the dates to which the Loan has been paid, that no Event of Default then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default. Any such certification furnished pursuant hereto may be relied upon by Purchaser.

3

5.1.3. Financial Statements. Company will furnish, or cause to be furnished , the following statements to Purchaser, which must be in such form and detail as Purchaser may from time to time, but not unreasonably, request:

(a)	within forty-five (45) days after the end of each quarter, current balance sheets and statements of operations and of cash flows of Company certified to be true and correct by an officer of Company; and

(b)	with reasonable promptness , such other information respecting the financial condition and affairs of Company as Purchaser may reasonably request from time to time.

5.1.4. Access. After the Effective Date until the expiration of the Loan (in cluding, without limit ation, at any time while an Event of Default exists and is continuin g), Company shall upon request following reasonable notice to Company and during normal business hours (i) afford Purchaser and its authorized representatives full and complete access to the employees, and other agents and representatives of Company relating to Company business and to all books, and records relating there to, (ii) permit Purchaser to make such inspections and to make copies of such books and records as it may reasonabl y require relating to the Business and (iii) furnish Purchaser with such financial and operating data and other information related to the Busine ss.

5.2. Negative Covenants.

5.2.1. Loan Proceeds and Distributions. None of the proceeds of the Loan sha ll be used for any purpose other than as described in Section 3.3 and Schedule 3.3 hereof.

5.2.2. Lien s. Company will not, directly or indirect ly, create or allow to remain and will prompt ly discharge at its expense any Lien upon the Collateral, not inclu ding, however , (i) this Agreem ent or the other Loan Documents, and (ii) Liens and other encumbrances which are consented to in writing by Purchaser. Unless otherwise expressly permitted by the Loan Documents , the Company sha ll not mortgage or grant any interest or security interest in, or otherwise assign, any part of Company’ s rights and interests in this Agreement or the Collateral.

For purposes of this Agreement, a “Lien” means the security interest or lien arising from any pledge, assignment , hypothecation , mo rtgage, security interest , deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording , capitalized le ase, consignment or bailment for security, subordin ation of any claim or right, or any other type of lien , charge , encumbrance, title exception, preferential or priority arrangement affecting property (includ ing, with respect to stock, any stockholder agreements, voting right s agreements, buy-back agreements and all similar arrangements) , whether based on common law or statute.

4

6. Default.

6.1. Events of Default. The occurrence of any one or more of the following events (individually, an “Event of Default”) shall constitute Events of Default or defaults here under:

6.1.1. if the Company fails to make a payment of a monetary sum due and payable by the Company under this Agreement , the Note or any other Loan Document when the same becomes due and payable, and such failure is not cured by the Company within five (5) days after receipt of written notice thereof from Purchaser, or

6.1.2. if Company fails to observe or perform any other term, covenant or condition of this Agreement or any other Loan Document and such failure is not cured by Company within a period of five (5) days after receipt by Company of written notice thereof from Purchaser; or

6.1.3. Company’s breach of or failure to observe or comply with Section 5.2.1;

or

6.1.4. if Company:

(a)	admits in writing its inability to pay its debts generally as they become due, or

(b)	files a petition in bankruptcy or a petition to take advantage of any insolvency act, or

(c)	makes an assignment of its property for the benefit of its cred itors, or

(d)	consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or

(e)	files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or

(f)	is declared insolvent according to any law; or a receiver or trustee is appointed for Company or its property; or the interest of Company under this Agreement is levied on under execution or other legal process; or any petition is filed by or against Company to declare Company bankrupt or to delay, reduce or modify Company’s capital structure if Company be a corporation or other entity (provided that no such levy, execut ion, legal process or petition filed against Company shall constitute a breach of this Agreement if Company shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation , service or filing); or

(g)	after a petition in bankruptcy is filed against it, is adjudicated a bankrupt, or if a court of competent jurisdiction shall enter an order or decree appointin g, without the consent of Company, as the case may be, a receiver of Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such jud gment, order or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(h)	is liquidated or dissolved, or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation of the Company into, or a sale of substantially all of Company’s assets to, another corporation or entity;

5

6.1.5.	at any time there occurs a change in control transaction (a “Change in Control Transaction”). For purposes of this Agreement, a Change in Control Transaction shall mean (i) a sale, lease or other disposition of assets or properties of (A) Mateon Therapeutics, Inc. and its Subsidiaries or (B) Subsidiary Oncotelic, Inc. (calculated on a consolidated basis) having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (ii) any transaction in which any person or entity shall directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership or control over capital stock of Mateon Therapeutics, Inc. or Oncotelic Inc. (or securities exchangeable for or convertible into such stock or interests), entitled to elect a majority of each such entity’s Board of Directors or representing at least fifty-one percent (51%) of the number of shares of Common Stock outstanding;

6.1.6.	on or at any time after the Effective Date any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect; or

6.1.7.	this Agreement or any Loan Document shall at any time for any reason cease to be valid, or Company or any Subsidiary contests the validity or enforceability of any Loan Document in writing or denies that it has further liability under any Loan Document to which it is party, or gives notice to such effect.

6.2. Remedies. Upon the occurrence of an Event of Default hereunder , Purchaser shall be entitled, in its sole and absolute discretion, to pursue any one or’ more of the following remedies, in addition to any remedies which may be permitted by la w, equity or by other provisions of this Agreement or the other Loan Documents, without notice or demand , except as expressly hereinafter provided:

6.2.1. Purchaser may, at its option, upon five (5) days’ written notice to Company (any such notice requiring such termination being herein referred to as the “Termination Notice”), proceed with all remedies Purchaser deems necessary, including, without li mitation , terminating this Agreement , accelerating and calling due and payable all outstanding Loan obligations under the Note and under this Agreement , and exercising any other remedy available to Purchaser hereunder or under any of the other Loan Documents at law or in equity.

6.2.2. Purchaser, at its option and upon five (5) days’ written notice to the Company, may declare all obligations under the Loan, if any not otherwise immediately due under this Agreement to be, and all such amounts shall thereupon become, due and payable to Purchaser, without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by the Company, anything in this Agreement or the other Loan Documents notwithstanding.

6

6.2.3. Purchaser, at its option and upon five (5) days’ written notice to the Company, may (i) institute and prosecute proceedings in any court of competent jurisdiction to pursue any remedies available in law or in equity, in cluding, without limitation, the recovery of damages, the enforcement of specific performance or to obtain an injunction, or (ii) pursue any and all rights or remedies available to Purchaser under any Loan Document. No such termination and/or subsequent election by Purchaser hereunder shall in any way limit, qualify or otherwise affect the obligations of Company with respect to the Loan Obligations of their indemnification obligations hereunder.

6.2.4. Upon five (5) days’ written notice to Company cease making any disbursements under this Agreement or any Loan Document, as applicable.

6.2.5. Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Purchaser, but without affecting Purchaser’s liens on the Collateral.

6.3. Cumulative. The remedies of Purchaser in this Agreement or in any other Loan Document, or at law or in equity, shall be cumulative and concurrent and may be pursued singly, successively or together in Purchaser’s discretion. Notwithstanding any statement contained in this Agreement to the contrary, termination of this Agreement shall not relieve Company from liability for any breach or violation of this Agreement that arose prior to such terminat ion.

6.4. Waiver. The Mateon Therapeutics, Inc. and each Subsidiary waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, and (b) any right to a trial by jury.

7. Indemnification . Notwithstanding and in addition to any other indemnification obligation set forth herein or in any other Loan Document, Mateon Therapeutics, Inc., and each Subsidiary (each, a “Company Indemnifying Party”) agrees to indemni fy, defend and hold harmless Purchaser, its affiliates and its officers, directors, members, (general and limited) partners, shareholders , employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against all demands , claims, actions, losses , damages, liabilities, penalties, costs and expenses (including, without limitation, attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by the Purchaser Indemnified Parties or any of them arising out of or in connection with or resulting from (a) any breach of any representation, warranty, covenant, or other provision under this Agreement or under any Loan Document; (b) any tax, fee or charge imposed by any governmental entity arising out of or relating to the Note or this Agreement or the transactions anticipated herein; (c) any accident, injury to or death of persons or loss of property arising out of the business of any Company Indemnifying Party, including without limitation any claims of professional errors and omissions, product liability or clinical trial li ability, (d) any and all lawful action that may be taken by Purchaser in connection with the enforcement of the provisions of this Agreement, whether or not suit is filed in connection with same, or in connection with any or all of the Company and/or any partner, joint venturer, member or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy , insolvency or similar proceeding, and/or (e) third party claims relating to or arising out ofMateon Therapeutics, lnc.’s or any Subsidiary’s ownership, use and operation of the Collateral and/or each such party’s business. The foregoing indemnification obligations of the Company Indemnifying Parties shall be in addition to, and shall in no way limit or qua li fy, any other indemnification or similar obligations of each such party set forth in this Agreement or in any other Loan Document.

7

8. Miscellaneous.

8.1. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply. Company irrevocably submits and consents to the jurisdiction of any California state court or federal court sitting in the County of Los Angeles, state of California over any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and the Company hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

8.2. Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) , only by the written consent of Company and Purchaser. Any amendment or waiver effected in accordance with this section shall be binding upon Company and Purchaser, and their respective successors and assigns.

8.3. Entire Agreement. This Agreement and the Loan Documents constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

8.4. Notices . All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by facsimile, receipt confirmed, (b) on the following business day, if delivered by a reputable nationwide overnight courier service guaranteeing next business day delivery; provided that, notices and other communications sent from or delivered outside the United States shall be sent by a reputable international express courier service and shall be deemed to have been duly given upon delivery to the recipient , and (c) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid ; provided that, notices and other communications sent from or delivered outside of the United States by certified or registered mail , return receipt requested, postage prepaid shall be deemed to have been duly given upon delivery to the recipient, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

If to Company:	Mateon Technologies, Inc.
29397 Agoura Road, Suite 107
Agoura Hills, California 91301
Attention: Vuong Trieu , PhD

If to Oncotelic Inc.:	Oncotelic Inc.
29397 Agoura Road, Suite 107
Agoura Hills, California 91301
Attention: Vuong Trieu, PhD

If to PointR Data Inc.:	PointR Data Inc.
29397 Agoura Road, Suite 107
Agoura Hills, California 91301
Attention : Vuong Trieu , PhD

8

Copy to:	Mateon Technologies, Inc.
29397 Agoura Road, Suite 107
Agoura Hills, California 91301
Attention: Vuong Trieu, PhD

If to Purchaser:	Golden Mountain Partners, LLC
c/o Synergy Health Innovations, LLC
800 W. Sixth Street, Suite 900
Los Angeles , California 9001 7

Copy to:	Golden Mountain Partners, LLC.
c/o Synergy Healthcare Innovations, LLC
800 W. Sixth Street, Suite 900
Los Angeles, California 90017

8.5. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement may be made by an attachment in “pdf’ or similar format to an electronic mail message.

8.7. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

MATEON TECHNOLOGIES, INC. (“COMPANY”)		GOLDEN MOUNTAIN PARTNERS, LLC (“PURCHASER”)

By:	/s/ Vuong Trieu	By:	/s/ Clinton Teng
Name:	Vuong Trieu, PhD	Name:	Clinton Teng
Title:	Chief Executive Officer	Title:	Owner’s Representative

ONCOTELIC INC. (“SUBSIDIARY”)		POINTR DATA, INC. (“SUBSIDIARY”)

By:	/s/ Vuong Trieu	By:	/s/ Vuong Trieu
Name:	Vuong Trieu, PhD	Name:	Vuong Trieu PhD
Title:	Chief Executive Officer	Title:	Chief Executive Officer

9

EXHIBIT A

[COPY OF CONVERTIBLE NOTE]

10

Schedule 3.2

Disbursements

Initial disbursement , and all subsequent disbursements, shall be made in accordance with Table COO1, immediately below, and shall be disbursed by Purchaser directly to IQVIA China’s Beijing office, in China CNY, on behalf of Company and on Company’s account. The exchange rate for conversion from United States Dollars to Chinese Yuan that shall be applied to each disbursement shall be the rate published on oanda.com.

Payment Schedule for C00l. A Randomized, Controlled, Multi-Center Study of OT-101 in COVID-19 Patients (lnvestigational New Drug (IND) Application #149299)

Payment Due Date	Total Monthly Invoice Amount in USD (Direct Cost + Pass Through Cost)	Total Monthly Disbursement to IQVIA by GMP in USD	Remarks
24-Jun-20	$348,548	$348,548
30-Jun-20	$17,033	$17,033
31-Jul-20	$87,732	$87,732
31-Aug-20	$149,985	$149,985
30-Sep-20	$405,914	$405,914
31-Oct-20	$425,902	$425,902
30-Nov-20	$376,936	$376,936
31-Dec-20	$382,176	$187,950	GMP disbursement shall be partial payment to IQ VI A’s month ly Invoice
Cumulative Cost	$2,194,226	$2,000,000

11

Schedule 3.3

Use of Proceeds

Disbursements and/or Loan proceeds disbursed under this Agreement and/or the Loan Documents shall be used solely to pay Contract Research Organization IQVIA to perform clinical research services with respect to that certain clinical trial known as “A Randomized, Controlled, Multi-Center Study of OT-I 01 in COVID-19 Patients (Investigational New Drug (IND) Application #149299)” (the “Clinical Trial”), and for no other purpose.

12